Exhibit 5.1

Akerman LLP 666 Fifth Avenue 20th Floor New York, NY 10103 T: 212 880 3800 F: 212 880 8965

Amerant Bancorp Inc.
220 Alhambra Circle
Coral Gables, Florida 33134

Re:	Amerant Bancorp Inc. – Public Offering of $60,000,000 5.75% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to Amerant Bancorp Inc., a Florida corporation (the “Company”), and Amerant Florida Bancorp Inc., a Florida corporation and the subsidiary guarantor of the Company (the “Subsidiary Guarantor” and together with the Company, the “Registrants”), in connection with (i) that certain registration statement on Form S-3 filed by the Registrants with the Securities and Exchange Commission (the “Commission”) on June 5, 2020, as amended by Pre-Effective Amendment No. 1 filed by the Registrants with the Commission on June 10, 2020 and Pre-Effective Amendment No. 2 filed by the Registrants with the Commission on June 12, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Company’s offering and sale of $60,000,000 5.75% Senior Notes due 2025 (the “Notes”) and the related guarantee of the Notes by the Subsidiary Guarantor (the “Notes Guarantee”). The Registration Statement registers the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) debt securities of the Company (“Debt Securities”), (ii) guarantees of debt by the Company and the Subsidiary Guarantor (“Guarantees”), (iii) preferred stock, par value $0.10 per share, of the Company (the “Preferred Stock”) (iv) common stock, par value $0.10 per share, of the Company (the “Common Stock”), (v) warrants to purchase Preferred Stock, Common Stock, or Depositary Shares (the “Warrants”), (vi) depositary shares of the Company each of which will represent a fraction of a particular series of Preferred Stock (“Depositary Shares”), (vii) rights to purchase Preferred Stock, Common Stock, Depositary Shares or Warrants  (“Subscription Rights”), (viii) stock purchase contracts, including contracts obligating holders to purchase from or sell to the Company, and obligating the Company to sell to or purchase from the holders, a specified number of shares of Common Stock, Preferred Stock, Depositary Shares or Warrants at a future date or dates (the “Stock Purchase Contracts”), (ix) stock purchase units consisting of a stock purchase contract and any combination of Preferred Stock, Common Stock. Depositary Shares or Warrants (the “Stock Purchase Units”) and (x) units of the Company consisting of one or more of Preferred Stock, Common Stock, Warrants, Depositary Shares, Subscription Rights, Stock Purchase Contracts and Stock Purchase Units (the “Units” and together with the Debt Securities, Guarantees, Preferred Stock, Common Stock, Warrants, Depositary Shares, Subscription Rights, Stock Purchase Contracts, and Stock Purchase Units, the “Securities”).

The Notes and the Notes Guarantee are being offered and sold as described in the prospectus, dated June 15, 2020, contained in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement thereto, dated June 16, 2020 (the “Preliminary Prospectus Supplement”), and the final prospectus supplements thereto dated June 16, 2020 and June 19, 2020 (the “Final Prospectus Supplements” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Notes will be issued under the indenture, dated as of June 23, 2020, among the Company, the Subsidiary Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Base Indenture”). Certain terms of the Notes and Notes Guarantee are being established pursuant to a First Supplemental Indenture, dated June 23, 2020, among the Company, the Subsidiary Guarantor and the Trustee, to the Base Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

Amerant Bancorp Inc.
June 23, 2020

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly so stated.

In connection with this opinion, we have examined the organizational documents of the Company and of the Subsidiary Guarantor, and such corporate records, documents, instruments, certificates of public officials, the Company and the Subsidiary Guarantor and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement, Prospectus, the Underwriting Agreement, dated June 16, 2020, by and among the Company, the Subsidiary Guarantor, and Raymond James & Associates, Inc., as the underwriter (the “Underwriter”) (the “Initial Underwriting Agreement”), the Underwriting Agreement, dated June 19, 2020, by and among the Company, the Subsidiary Guarantor, and the Underwriter (the “Add-On Offering Underwriting Agreement” and together with the Initial Underwriting Agreement, the “Underwriting Agreements”), the Indenture, Notes Guarantee, and a specimen of the Notes (the “Specimen” and collectively with the Underwriting Agreements, the Indenture, and the Notes Guarantee, the “Opinion Documents”). In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantor and others.

When used in this opinion letter, the term “Applicable Laws” means Florida, New York and federal laws, rules and regulations that a Florida and New York counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, and the Subsidiary Guarantor; provided, however, that Applicable Laws does not include any law, rule or regulation that is applicable to the Company or the Subsidiary Guarantor solely because such law, rules or regulation is part of a regulatory regime applicable to such or any of its affiliates due to the specific assets or business of such party or affiliate.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.          The Company is a Florida corporation that is validly existing and in good standing under Florida law.

2.          The Subsidiary Guarantor is a Florida corporation that is validly existing and in good standing under Florida law.

3.          The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

4.          The Subsidiary Guarantor has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

5.          The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

6.          The Subsidiary Guarantor has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

7.          The Base Indenture has been executed and delivered by the Company and the Subsidiary Guarantor and the Supplemental Indenture has been executed and delivered by the Company and the Subsidiary Guarantor.

8.          The Base Indenture is a legal, valid and binding obligation of each of the Company and the Subsidiary Guarantor and the Supplemental Indenture is a legal, valid and binding obligation of each of the Company and the Subsidiary Guarantor, enforceable against each such party in accordance with its terms.

Amerant Bancorp Inc.
June 23, 2020

9.          The Notes have been duly authorized, and when the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for as provided in the Underwriting Agreements, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture.

10.          When the Notes have been duly executed and delivered by the Company and authenticated by the Trustee and the Notes Guarantee has been duly executed and delivered by the Subsidiary Guarantor in accordance with the terms of the Indenture and delivered and paid for as provided in the Underwriting Agreements, the Notes Guarantee will be the legal, valid and binding obligations of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or (vi) limit the waiver of rights under usury laws.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ AKERMAN LLP